UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC   20549

                     __________________________________

                                   FORM 8-K

                                CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event)  September 27, 1995
                                         __________________

                           HARSCO CORPORATION
___________________________________________________________________________
         (Exact name of registrant as specified in its charter)


          Delaware                       1-3970               23-1483991
____________________________          ____________         ________________
(State or other jurisdiction          (Commission          (I.R.S. Employer
of incorporation)                     File Number)         Identification
                                                           Number)


350 Poplar Church Road
Camp Hill, Pennsylvania                                        17001-8888
________________________________________                   ________________
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:  (717) 763-7064
                                                     ______________




Item 5.  Other Events:

Settlement of Federal Excise Tax Issues with the United States Army and Department of Justice

The Company, the United States Army, and the United States Department of Justice have concluded a settlement of Harsco's previously reported claims against the Army relating to Federal Excise Tax arising under a completed 1986 contract for the sale of five-ton trucks to the Army. On September 27, 1995, the Army paid Harsco $49 million in accordance with the settlement terms. Harsco released the Army from any further liability for those claims, and the Department of Justice released Harsco from a threatened action for damages and civil penalties based on an investigation conducted by the Department's Commercial Litigation Branch that has been pending for several years. The agreement was conditioned upon the Army making the $49 million payment by September 30, 1995, and thus, the settlement became final on September 27, 1995 when Harsco received the payment.

In addition, Harsco and the Army released each other generally from further liability under the five-ton truck contract except certain issues excluded from the scope of the settlement with respect to all parties, including claims and defenses under the Internal Revenue Code, certain amounts that may be owed by the Army or Harsco to reconcile possible underpayments or overpayments on the contract, and responsibilities for future warranty or certain product liability matters, if any.

The settlement does not resolve the potential for a claim from the Internal Revenue Service that, contrary to the Company's position, certain cargo truck models have gross vehicle weights in excess of the 33,000 pound threshold under the Federal Excise Tax law, and therefore are taxable. As previously reported, the Internal Revenue Service has tentatively concluded that those cargo truck models appear to be taxable. If the Internal Revenue Service asserts that the tax is due on these vehicles, the total claim could be $39 million plus interest and penalty, if any. The Company plans to vigorously contest any such tax deficiency. The settlement agreement preserves the Company's right to seek reimbursement of after-imposed tax from the Army in the event that the Internal Revenue Service finds the cargo trucks to be taxable, but the agreement limits the reimbursement to a maximum of $21 million.

Under the settlement, the Army agrees that if the cargo trucks are found to be taxable, the 1993 decision of the Armed Services Board of Contract Appeals will apply to the question of Harsco's right to reimbursement from the Army for after-imposed taxes on the cargo trucks, thus in Harsco's view, favorably resolving the principal issues regarding any such future claim by Harsco. Therefore, the Company believes that even if Harsco is unsuccessful in defending against the imposition of the tax on the cargo trucks, the Army would be obligated to reimburse the Company for a majority of the tax, (but not interest or any penalty), resulting in a net maximum liability for Harsco of $18 million plus interest and penalty, if any.

During the performance of the five-ton truck contract, the Company recorded an account receivable of $62.5 million for its claims against the Army relating to Federal Excise Tax. As a result of accepting the $49 million in settlement, Harsco will record a non-recurring, pre-tax, non-cash charge of $13.5 million (after-tax charge of $8.2 million, $.32 per share), in the third quarter. Immediately upon receipt of the $49 million payment, the Company applied $21 million of the settlement to the repayment of short-term commercial paper. The Company anticipates utilizing the remainder of the cash for income taxes and other general corporate purposes.





                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          HARSCO CORPORATION
                                          __________________
                                             (Registrant)




Date:  October 3, 1995               By:  /S/  Paul C. Coppock
                                          ______________________________
                                          Paul C. Coppock
                                          Senior Vice President,
                                          Chief Administrative Officer,
                                          General Counsel and Secretary